Agreement of Purchase and Sale
                of Tenancy-in-Common Interest

                           between

                        Haptel, Inc.,
                   a Delaware corporation,
                        as "Seller",
                             and
                  Fidelity Partners, Inc.,
                  a California corporation
                       as "Purchaser"O,
                dated as of November 15, 1996
                       for property at
                  5200 W. Century Boulevard
                   Los Angeles, California
                      Table Of Contents
                                                        Page
List of Exhibits
1. TIC Interest
   1.1 Description
   1.2 The Property
   1.3 "As-Is" Purchase
2. Price and Payment
   2.1 Purchase Price
   2.2 Payment
   2.3 Closing
3. Inspections and Approvals
   3.1 Inspections
   3.2 Title and Survey
   3.3 Contracts
   3.4 Permitted Encumbrances
   3.5 Survey
   3.6 Due Diligence Documents
   3.7 Purchaser's Right to Terminate
   3.8 Confidentiality
4. Prior to Closing
   4.1 Insurance
   4.2 Operation
   4.3 New Contracts
   4.4 New Leases
   4.5 Prospective Leases
   4.6 Liens and Encumbrances
5. Representations and Warranties
   5.1 By Seller
   5.2 By Purchaser
   5.3 Mutual
6. Costs and Prorations
   6.1 Purchaser's Costs
   6.2 Seller's Costs
   6.3 Prorations
   6.4 Taxes
   6.5 In General
   6.6 Purpose and Intent
7. Damage, Destruction or Condemnation
   7.1 Material Event
   7.2 Immaterial Event
   7.3 Termination and Return of Deposit
8. Notices
9. Closing and Escrow
   9.1 Escrow Instructions
   9.2 Seller's Deliveries
   9.3 Purchaser's Deliveries
   9.4 (Intentionally Deleted)
   9.5 Insurance
   9.6 Utility Service and Deposits
   9.7 Notice Letters
   9.8 Post-Closing Collections
   9.9 Reporting Requirements
10. Default; Failure of Condition
   10.1 Purchaser Default
   10.2 Seller Default
   10.3 Failure of Condition
11. Miscellaneous
   11.1 Entire Agreement
   11.2 Severability
   11.3 Applicable Law
   11.4 Assignability
   11.5 Successors Bound
   11.6 Breach
   11.7 No Public Disclosure
   11.8 Captions
   11.9 Attorneys' Fees
   11.10 No Partnership
   11.11 Time of Essence
   11.12 Counterparts
   11.13 Recordation
   11.14 Proper Execution
   11.15 Tax Protest
   11.16 No Merger
   11.17 Actual Knowledge
   11.18 Survival and Limitation of Representations and Warranties
   11.19 Limited Liability
   11.20 Execution of HPP Agreement
   11.21 Time to Execute and Deliver

Agreement of Purchase and Sale of Tenancy-in-Common Interest

   This Agreement of Purchase and Sale of Tenancy-in-Common Interest (this "Agreement"), dated as of the 15th day of November, 1996, is made by and between Haptel, Inc., a Delaware corporation ("Seller"), and Fidelity Partners, Inc. a California corporation ("Purchaser").

                          Recitals:
   A.  In 1983, Seller became a partner in Hapsmith-Praxis
Airport Associates, a California general partnership (the
"Partnership"), formed pursuant to that certain Joint
Venture Agreement of Hapsmith-Praxis Airport Associates by and between Seller and Hapsmith-Praxis Partners, a California limited partnership ("HPP"), dated as of January 27, 1983.

   B. Since 1983, the Partnership has owned certain real property situated in the County of Los Angeles, State of California, as more particularly described on Exhibit A hereto, together with the improvements located thereon, consisting of a ten-story office building commonly known as the Union Bank Center located at 5200 W. Century Boulevard,
Los Angeles, California (the "Property").

   C. As a result of the dissolution of the Partnership, Seller will be an eighty-six and one-quarter percent
(86.25%) tenant-in-common in the Property with HPP. As used in this Agreement, the phrase "Seller's Allocable
Percentage" shall mean eighty-six and one-quarter percent
(86.25%).

   D. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller on the Closing Date Seller's tenancy-in-common interest in the Property (the "TIC
Interest").

   E. For purposes of this Agreement, Seller and HPP shall be collectively referred to as the "Partners" during the period prior to the dissolution of the Partnership and as the "Tenants-In-Common" from and after the dissolution of the Partnership.

   Now, Therefore, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1. TIC Interest

   1.1 Description

   Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire the TIC Interest.

   1.2 The Property

   For purposes of this Agreement, the Property shall consist of the following:

   1. Certain land ("Land") located in the City of Los Angeles, County of Los Angeles, State of California and more specifically described in Exhibit 1.1.1 attached hereto;

   2. The buildings, parking areas, improvements, and fixtures now situated on the Land (the "Improvements");

   3. All furniture, personal property, machinery, apparatus, and equipment currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon (collectively, the "Personal Property"), generally described on Exhibit 1.1.3 attached hereto. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller's business;

   4. All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

   5. The leases or occupancy agreements, including those in effect on the date of this Agreement which are identified on the Schedule of Leases attached hereto as Exhibit 1.1.5, and any new leases entered into pursuant to Section 4.4, which as of the Closing (as hereinafter defined) affect all or any portion of the Land or Improvements ("Leases"), and any security deposits actually held by Seller with respect to any such Leases;

   6. Subject to Section 3.3, all contracts and agreements relating to the operation or maintenance of the Land, Improvements or Personal Property the terms of which extend beyond midnight of the day preceding the Closing Date;

   7. Assignable warranties and guaranties issued in connection with the Improvements or Personal Property; and

   8. All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements (collectively, "Approvals").

   1.3 "As-Is" Purchase

   Purchaser acknowledges and agrees that it has been or will prior to the Approval Date (as hereinafter defined) be given a full opportunity to inspect and investigate every aspect of the Property, including all matters related to legal status or requirements, physical condition, title, leasing, contracts and other matters of significance. Purchaser specifically acknowledges and agrees that the TIC Interest is being sold in an "as is" condition and "with all faults" as of the date of Closing. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller as to any matters concerning the TIC Interest or the Property, including, without limitation, the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, Purchaser is not relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. Without limiting the foregoing, Seller makes no representations or warranties as to whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same. Further, to the extent that Seller has provided to Purchaser information from any inspection, engineering or environmental reports concerning asbestos or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports. Purchaser acknowledges that Seller has requested Purchaser to inspect fully the Property and investigate all matters relevant thereto and to rely solely upon the results of Purchaser's own inspections or other information obtained or otherwise available to Purchaser, rather than any information that may have been provided by Seller to Purchaser.

   Without limiting the above, Purchaser on behalf of itself and its successors and assigns waives and releases Seller and its successors and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneysO fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, arising from or relating to the physical condition of the Property or any law or regulation applicable thereto, including the presence or alleged presence of asbestos or harmful or toxic substances in, on, under or about the Property including, without limitation, any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, or
(iii) this Agreement or the common law. Consequently, Purchaser expressly waives all rights under California Civil Code section 1542, which provides that:

      "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

                             Purchaser
                  Initials   /s/ JS


The terms and provisions of this paragraph shall survive
Closing hereunder.

2. Price and Payment

   2.1  Purchase Price

   The purchase price for the TIC Interest ("Purchase
Price") is Eight Million Nine Hundred Seventy Thousand
Dollars ($8,970,000).

   2.2  Payment

   Payment of the Purchase Price is to be made as follows:

   1. (a) Within two (2) business days after the date of this Agreement and the execution by HPP and Purchaser of the HPP Agreement (as hereinafter defined), Purchaser shall make an earnest money deposit of Eighty-Six Thousand Two Hundred Fifty Dollars ($86,250) (the "Initial Deposit").

       (b)  On or before the Approval Date, and provided
Purchaser does not give the Termination Notice (as defined in and pursuant to Section 3.7 hereof) on or before the Approval Date, Purchaser shall deposit an additional Three
Hundred Forty-Five Thousand Dollars ($345,000) (the
"Additional Deposit).  (The Initial Deposit and the
Additional Deposit, if made, are collectively referred to herein as the "Deposit.")

       (c) The Deposit, as installments of the same are paid, will be placed and held in escrow (the "Escrow") by Chicago Title Insurance Company ("Title Company") in an interest bearing account at a mutually acceptable banking institution. Any interest earned by the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

   2.  At Closing, the Purchaser shall pay Seller Eight
Million Nine Hundred Seventy Thousand Dollars ($8,970,000)], inclusive of the Deposit , and subject to the prorations as provided herein, to the Escrow via wire transfer in immediately available funds.

   2.3  Closing

   Payment of the Purchase Price and the closing hereunder ("Closing") will take place pursuant to the Escrow closing on or before the date that is fifteen (15) days after the Approval Date, but in no event later than December 31, 1996 ("Closing Date"), at the offices of the Title Company at 10:00 a.m. local time or at such other time and place as may be agreed upon in writing by Seller and Purchaser.

3. Inspections and Approvals

   3.1  Inspections

   1. Seller agrees to allow Purchaser or Purchaser's agents or representatives reasonable access to the Property (during business hours) for purposes of any non-intrusive physical or environmental inspection of the Property and review of the Leases, expenses and other matters relating to the Property, all at Purchaser's sole cost and expense.
Purchaser shall not conduct or intentionally allow any physically intrusive testing of, on or under the Property without first obtaining SellerOs written consent as to the timing and scope of work to be performed and, upon request of Seller, entering into an access agreement in a form acceptable to Seller. Purchaser's breach of the foregoing prohibition shall entitle Seller, at its option, immediately and without the cure period provided in Section 11.6 hereof to declare this Agreement to be terminated and to retain as provided in Section 10.1 hereof the Deposit as liquidated damages. For purposes of this Section 3.1.1, "physically intrusive testing" means any testing which involves the boring of or into the land or the improvements and/or the removal, collection or obtaining of soils, building materials or other physical samples from the land or the improvements.

   2. Purchaser agrees that, in making any non-intrusive physical or environmental inspections of the Property, Purchaser will carry not less than One Million Dollars ($1,000,000) comprehensive general liability insurance with contractual liability endorsement which insures Purchaser's indemnity obligations hereunder, and, upon request of Seller, will provide Seller with written evidence of same, will not interfere with the activity of tenants or any persons occupying or providing service at the Property, will not reveal the results of its inspections to any third party not approved by Seller, except for Purchaser's advisors, consultants, partners and lenders, and will restore promptly any physical damage caused by the inspections. Purchaser shall give Seller reasonable prior notice of its intention to conduct any inspections, and Seller reserves the right to have a representative present. Purchaser agrees to provide Seller with a copy of any inspection report upon Seller's written request, which agreement shall survive Closing; provided, however, if the transaction does not close hereunder for a reason other than a default by Purchaser , then Seller shall reimburse Purchaser for fifty percent (50%) of the cost of any such report requested by Seller in writing. Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to indemnify, defend, and hold Seller free and harmless from any loss, injury, damage, claim, lien, cost or expense, including attorney"s fees and costs (collectively, "Costs"), arising out of a breach of the foregoing agreements by Purchaser in connection with the inspection of the Property, or otherwise from the exercise by Purchaser or its agents or representatives of the right of access under this Section
3.1 (collectively, "Purchaser's Indemnity Obligations").
Any inspections shall be at Purchaser's expense.

   3. Except as expressly provided in Section 5.1.5 below, Seller makes no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information supplied to Purchaser in connection with Purchaser's inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Seller's possession). It is the parties' express understanding and agreement that such materials are provided only for Purchaser's convenience in making its own examination and determination prior to the Approval Date, as hereinafter defined, as to whether it wishes to purchase the TIC Interest, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

   3.2  Title and Survey

   Within two (2) business days after the date of this Agreement, Seller shall cause to be delivered to Purchaser a preliminary title report for title insurance on the TIC Interest or the TIC Interest in the Land, issued by Title Company ("Title Report"), together with copies of all items shown as exceptions to title therein. Purchaser shall have until the date that is ten (10) days prior to the Approval Date ("Interim Date") to provide written notice to Seller of any matters shown by the Title Report which are not satisfactory to Purchaser, which notice ("Title Notice") must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Purchaser's disapproval. The parties shall then have until the Approval Date specified in Section 3.7 to make such arrangements or take such steps as they shall mutually agree to satisfy Purchaser's objection(s); provided, however, that Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the Approval Date and which recites that it is in response to a Title Notice. Purchaser's sole right with respect to any Title Report matter to which it objects in a Title Notice given in a timely manner shall be to elect on or before the Approval Date to terminate this Agreement pursuant to Section 3.6 hereof. All matters shown in the Title Report with respect to which Purchaser fails to give a Title Notice on or before the last date for so doing, or with respect to which a timely Title Notice is given but Seller fails to undertake an express obligation to cure as provided above, shall be deemed to be approved by Purchaser as "Permitted Encumbrances" as provided in Section 3.4 hereof, subject, however, to Purchaser's termination right provided in Section 3.7 hereof.

   3.3  Contracts

   On or before the Approval Date, Purchaser shall notify Seller in writing if Purchaser elects not to assume at Closing any of the service, maintenance, supply or other contracts relating to the operation of the Property which are identified on Exhibit 3.3 attached hereto. If Purchaser does not exercise its right to terminate this Agreement on or before the Approval Date, Seller shall give notice of termination of such disapproved contract(s); provided, if by the terms of the disapproved contract Seller has no right to terminate same on or prior to Closing, or if any fee or other compensation is due thereunder as a result of such termination, Purchaser shall be required at Closing to assume all obligations thereunder until the effective date of the termination and to assume the obligation to pay or to reimburse Seller for the payment of the termination related charge.

   3.4  Permitted Encumbrances

   Unless Purchaser terminates this Agreement pursuant to
Section 3.7 hereof following its opportunity fully to inspect the Property, the state of title thereto and all other matters relating to the Property, including its feasibility for Purchaser's intended use and its suitability as an investment, Purchaser shall be deemed to have approved and to have agreed to purchase the TIC Interest subject to the following:

   1. All exceptions to title shown in the Title Report or matters shown on the Survey, if any, which Purchaser has approved or is deemed to have approved pursuant to
Section 3.2 hereof;

   2. All contracts and leases which Purchaser has approved or is deemed to have approved pursuant to Sections 3.3, 4.3 and 4.4 hereof;

   3. the lien of non-delinquent real and personal property taxes and assessments;

   4. rights of parties in possession not shown by the public records;

   5. discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which an inspection of the premises would disclose and which are not shown by the public records;

   6. easements or claims of easements not shown by the public records;

   7. any service, installation, connection, maintenance or construction charges due after closing, and subject to the proration provisions hereof, for sewer, water, electricity, telephone, cable television or gas;

   8. unrecorded leaseholds, rights of vendors and holders of security interests on personal property installed upon the Property by tenants and rights of tenants to remove trade fixtures at the expiration of the term of the leases of tenants; and

   9. any matters created by or consented to in writing by Purchaser.

All of the foregoing are referred to herein collectively as "Permitted Encumbrances".

   3.5  Survey

   Purchaser shall have the right to obtain an ALTA survey of the Land and Improvements ("Survey"), at Purchaser's sole cost and expense, on or before the Approval Date. If Purchaser disapproves the Survey, Purchaser shall have the right to terminate the transaction by delivering a Termination Notice to Seller pursuant to Section 3.7 below on or before the Termination Date.

   3.6  Due Diligence Documents

   Prior to the date hereof, Seller has provided to Purchaser copies of or otherwise made available to Purchaser for review the documents described in Exhibit 3.6 hereto, all to the extent such documents are in the possession of Seller on the date of this Agreement (collectively, the "Due Diligence Documents"). Purchaser shall have until the Approval Date to review the Due Diligence Documents. If Purchaser is not satisfied with the Due Diligence Documents, it shall have the right to deliver a Termination Notice pursuant to Section 3.7 below.

   3.7  Purchaser's Right to Terminate

     If Purchaser determines that the TIC Interest is not a suitable investment for its purposes, Purchaser shall have the right by giving Seller written notice ("Termination Notice") on or before the date ("Approval Date") that is thirty (30) days after the execution of this Agreement and the HPP Agreement, but in no event later than December 20, 1996, to terminate its obligation to purchase the TIC Interest. If the Termination Notice is timely given, Seller shall direct the Title Company promptly to return the Deposit to Purchaser and neither party shall have any further liability hereunder except for Purchaser's Indemnity Obligations and other obligations set forth in Section 3.1.2 and Purchaser's obligations set forth in Sections 3.8, 5.3 and 11.7 hereof.

   3.8  Confidentiality

   Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that all information regarding the TIC Interest or the Property of whatsoever nature made available to it by Seller or Seller's agents or representatives ("Proprietary Information") is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, or PurchaserOs investors or lender, if any, and then only upon Purchaser making such person aware of the confidentiality restriction and procuring such person's agreement to be bound thereby. In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller all Proprietary Information. Further, Purchaser agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing. Notwithstanding any other term of this Agreement, the provisions of this SectionE3.8 shall survive Closing or the termination of this Agreement.

4. Prior to Closing

   From and after the date of this Agreement and until Closing, Seller shall cause the Partnership or Tenants-In-
Common to:

   4.1  Insurance

   Keep the Property insured against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, with coverage amounts under such policies not less than the coverages in effect on the date of this Agreement.

   4.2  Operation

   Operate and maintain the Property in a businesslike manner and substantially in accordance with the Partnership's or the Tenants-In-Common's past practices with respect to the Property, and make any and all repairs and replacements reasonably required to cause the Property to be at closing in its present condition, normal wear and tear excepted, provided that in the event of any loss or damage to the Property as described in Section 7, Seller shall have an obligation to Purchaser to cause the Partnership or the Tenants-In-Common to repair the Property only if Seller so elects and then shall be obligated only to the extent of available insurance proceeds.

   4.3  New Contracts

   Not enter into any third party service or maintenance contracts without the written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Failure of Purchaser to consent or expressly withhold its consent stating with specificity the basis of its objection within two (2) business days after written request for such consent shall be deemed to constitute consent.

   4.4  New Leases

   Subject to the rights of Purchaser under Section 4.5 below, continue its present rental program and efforts at the Property to rent vacant space, provided that (i) prior to the Approval Date, Seller or HPP will give Purchaser immediate notice of any new leases or lease amendments entered into by the Partnership or the Tenants-In-Common or any subleases approved by the Partnership or the Tenants-In-Common, together with copies of the underlying lease or sublease documents, (ii) on and after the Approval Date, neither the Partnership nor the Tenants-In-Common will execute any new leases or amend, terminate or accept the surrender of any existing tenancies or approve any subleases without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, except that the Partnership and the Tenants-In-Common are authorized to accept the termination of leases at the end of their existing terms; and (iii) in the event that the Partnership or the Tenants-In-Common execute any new lease after the date of this Agreement which requires the construction of tenant fixtures or improvements or the payment of leasing or brokerage commission(s) at the expense of the landlord, Purchaser, by electing to proceed with the purchase notwithstanding its termination right pursuant to
Section 3.7, or by approving such lease if executed after the Approval Date, agrees to assume the obligation to pay and/or at Closing to reimburse Seller for Seller's Allocable Percentage of the paid portion of the cost of such improvements and leasing or brokerage commission(s) and any other costs associated with such Lease unless Seller and Purchaser expressly agree in writing that Seller shall be responsible for any such costs. Failure of Purchaser to consent or expressly withhold its consent stating with specificity the basis of its objection within two (2) business days after written request for such consent shall be deemed to constitute consent.

   4.5  Prospective Leases

   From and after the Approval Date through the Closing or the earlier termination of this Agreement, Purchaser shall have the right to retain a leasing broker for the Property approved by Seller (the "Leasing Broker"), such approval not to be unreasonably withheld, and to cause such Leasing Broker to market the Property to prospective tenants; provided, however, that Purchaser shall cause the Leasing Broker to disclose to each prospective tenant in writing that Purchaser is not the owner of the Property and that the effectiveness of any lease negotiated by Purchaser (a "Prospective Lease") shall be conditioned upon the acquisition of the TIC Interest by Purchaser in accordance with this Agreement. Purchaser have no right or authority to execute any Prospective Lease or to otherwise bind the Property and all Prospective Leases and other agreements shall be executed, if at all, by Seller. Seller shall have the right to approve the terms and conditions of all Prospective Leases prior to executing the same. Purchaser acknowledges that if it requests Seller to execute any Prospective Lease pursuant to this Section 4.5, then Purchaser shall be deemed to have approved such lease for all purposes of Section 4.4 above. Purchaser shall indemnify, defend, and hold Seller free and harmless from any Costs arising in connection with the exercise of Purchaser's rights under this Section 4.5, including, without limitation, any Costs arising out of claims by prospective tenants, real estate brokers or leasing agents (including, without limitation, any claim to a brokerage commission or finders' fee by any real estate broker or leasing agent). The foregoing indemnity shall survive beyond the Closing or, if the sale is not consummated, beyond the termination of this Agreement.

   4.6  Liens and Encumbrances

   Not voluntarily create any liens, encumbrances or easements against the Property without the prior written consent of Purchaser, except for liens or encumbrances which will be discharged prior to Closing.

5. Representations and Warranties

   5.1  By Seller

   Seller represents and warrants to Purchaser that:

   1. Seller is a corporation duly organized under the laws of the State of Delaware, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its certificate of incorporation or bylaws.

     2. This Agreement is the valid and binding obligation of Seller.

     3. To the actual knowledge of Seller, Seller has not received, within the twelve (12) month period prior to the date hereof (the "Operative Period"), written notice from any governmental authority having jurisdiction over the Property that the Property is in violation of any laws, ordinances or regulations of such governmental authority.

     4. To the actual knowledge of Seller, Seller has not received, during the Operative Period, written notice from any governmental authority having jurisdiction over the Property of any pending or threatened condemnation actions with respect to the Property.

     5. To the actual knowledge of Seller, the rent roll and operating statements prepared by Seller and delivered to Purchaser pursuant to Section 3.6 above are accurate and complete in all material respects.

   5.2  By Purchaser

   Purchaser represents and warrants to Seller that:

   1. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is authorized to do business in the State of California, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its certificate of incorporation or bylaws.

   2. Purchaser is acting as principal in this transaction with authority to close the transaction.

   3. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by Purchaser.

   4. By the Approval Date, Purchaser will have inspected the Property fully and completely at its expense and will have ascertained to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations.

   5. By the Approval Date, Purchaser will have reviewed the Leases, contracts, expenses and other matters relating to the Property and, based upon its own investigations, inspections, tests and studies, will have determined whether to purchase the TIC Interest and to assume SellerOs obligations with respect to the Property arising after the Closing Date under the leases, contracts and otherwise with respect to the Property.

   6.  Purchaser is a corporation domesticated in the United
States of America.

   7. Purchaser will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and covered under Title I, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the TIC Interest. Purchaser shall not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Seller.

   5.3  Mutual

   Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary, except Union Property Capital (Broker), in connection with the Agreement or the sale of the TIC Interest. Purchaser will be responsible for any commission, fee or other compensation, if any, payable upon Closing to Broker pursuant to the terms of a separate written agreement between Purchaser and Broker. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representatives, employees, agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the TIC Interest. Purchaser will indemnify, defend and hold Seller free and harmless from any and all losses, liabilities, claims, and expenses (including reasonable attorneys fees) arising out of any claims of Broker for compensation in connection with the sale of the TIC Interest. The provisions of this
Section 5.3 shall survive Closing and the termination of this Agreement.

6. Costs and Prorations

   6.1  Purchaser's Costs

   Purchaser will pay the following costs of closing this transaction:

   1. The fees and disbursements of its counsel, inspecting architect and engineer, if any;

   2.  One-half (1/2) of any escrow fees and recording fees;

   3. One-half (1/2) of any sales or use taxes relating to the transfer of Seller's interest in the Personal Property to Purchaser;

   4. One-half (1/2) of any real estate transfer, stamp or documentary taxes;

   5. One-half (1/2) of the cost of an owner's title insurance policy without extended coverage or special endorsements, issued in connection with this transaction;

   6. The cost of any title insurance in excess of the costs of an owner's policy without extended coverage or special endorsements, including any charge(s) for endorsements and/or deletions of exception items, and any escrow or title cancellation fees imposed by any title company in the event the escrow is canceled;

   7.  The broker's fee payable to Broker; and

   8. Any other expense(s) incurred by Purchaser or its representatives in inspecting or evaluating the Property or closing this transaction.

   6.2  Seller's Costs

   Seller will pay:

   1.  The fees and disbursements of Seller's counsel;

   2.  One-half (1/2) of any escrow fees and recording fees;

   3. One-half (1/2) of any sales or use taxes relating to the transfer of Seller's interest in the Personal Property to Purchaser;

   4. One-half (1/2) of any real estate transfer, stamp or documentary taxes; and

   5. One-half (1/2) of the cost of an owner's title insurance policy without extended coverage or special endorsements, issued in connection with this transaction.

   6.3  Prorations

   Seller's Allocable Percentage of the rents and any other amounts payable by tenants, personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges and normally prorated operating expenses actually collected or paid as of the Closing Date shall be prorated as of the Closing Date and be adjusted against the Purchase Price due at the Closing, provided that within one hundred twenty (120) days after the Closing, Purchaser and Seller will make a further adjustment for such rents, taxes or charges which may have accrued or been incurred prior to the Closing Date, but not collected or paid at that date. All prorations shall be made on a 360-day calendar year basis, thirty (30) days to the month.

   6.4  Taxes

   Seller's Allocable Percentage of general real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated as of the Closing Date. If closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than December 31, 1996 except in the case of an ongoing tax protest) shall adjust the proration of such taxes and special assessments and Seller or Purchaser, as the case may be, shall pay to the other Seller's Allocable Percentage of any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

   6.5 In General

   Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in LosEAngeles
County, California.

   6.6  Purpose and Intent

   Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear Seller's Allocable Percentage of the expenses of ownership and operation of the Property and shall receive Seller's Allocable Percentage of the income therefrom accruing through midnight at the end of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

7. Damage, Destruction or Condemnation

   7.1  Material Event

   If, after the Approval Date but prior to Closing, fifteen percent (15%) or more of the net rentable area of the building(s) or of the parking spaces on the Property or all access to the Property are rendered completely untenantable, or are destroyed or taken under power of eminent domain, Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within fourteen (14) days after receiving notice of such destruction or taking. If Purchaser does not give such written notice within such fourteen (14) day period, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser Seller's Allocable Percentage of the physical damage proceeds of any insurance policy(ies) or condemnation awards payable to the Partnership or the Tenants-In-Common as a result of any such damage or destruction or condemnation up to the amount of the Purchase Price (the "Seller's Proceeds").

   7.2  Immaterial Event

   If, after the Approval Date but prior to Closing, less than fifteen percent (15%) of the net rentable area of the buildings or of the parking spaces on the Property are rendered completely untenantable or are destroyed, or are taken under power of eminent domain, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser the Seller's Proceeds.

   7.3  Termination and Return of Deposit

   If either party elects to terminate this Agreement pursuant to this Section 7, and if Purchaser is not, on the date of such election, in default under the Agreement, Seller shall promptly direct the Title Company to return the Deposit to Purchaser.

8. Notices

   Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or one (1) business day after pickup by Emery Air Freight, Airborne, Federal Express, or similar overnight express service, in either case addressed to the parties at their respective addresses referenced below:

If to Seller:       Haptel, Inc.
                    c/o OOConnor Realty Advisors, Inc.
                    525 Market Street, Suite 1420
                    San Francisco, California 94105
                    Attention:  Jerry L. Davidson
With a copy to:     Morrison & Foerster
                    345 California Street
                    SanEFrancisco, California 94104
                    Attention:  Peter Aitelli, Esq.

If to Purchaser:    Fidelity Partners, Inc.
                    744 Montgomery Street
                    Suite 200
                    San Francisco, California 94111
                    Attention:  Joseph L. Sherman
With a copy to:     Freed & Heinemann
                    633 Battery Street
                    Suite 620
                    San Francisco, California  94111

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party.

9. Closing and Escrow

   9.1 Escrow Instructions

   Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement, provided, however that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall prevail.

   9.2  Seller's Deliveries

   Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each, executed and, if required, acknowledged:

   1. A grant deed to convey the TIC Interest, in the form attached hereto as Exhibit 9.2.1, subject to the matters set out in Section 3.4 and other matters subsequently approved by Purchaser or Purchaser's counsel.

   2.  A bill of sale in the form attached hereto as Exhibit
9.2.2 conveying Seller's interest in the Personal Property.

   3. (i) The Leases described in Section 1.1.5 which are still in effect as of Closing and any new leases entered into pursuant to Section 4.4; (ii) a current listing of any tenant security deposits and prepaid rents held by the Partnership or the Tenants-In-Common with respect to the Property; and (iii) an assignment of SellerOs interest in such leases, deposits, and prepaid rents by way of an assignment and assumption agreement in the form attached hereto as Exhibit 9.2.3.

   4. (i) Copies of all contracts relating to the Property which Purchaser has elected to assume or which are not terminable by the Partnership or the Tenants-In-Common on or before the Closing Date; and (ii) an assignment of Seller's interest in such contracts to Purchaser by way of an assumption agreement, in the form attached hereto as Exhibit 9.2.4.

   5. An assignment of Seller's interest in and to all transferable warranties and guarantees then in effect, if any, with respect to the improvements located on the Property or any repairs or renovations to such improvements and Personal Property being conveyed hereunder, which assignment is in the form attached hereto as Exhibit 9.2.5.

   6. All books and records at the Property held by or for the account of the Partnership or the Tenants-In-Common, including without limitation, plans and specifications and lease applications, as available.

   7. An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit
9.2.7.

   8.  A California Franchise Tax Board Form 590-RE.

   9.3  Purchaser's Deliveries

   At the closing, Purchaser shall (i) pay Seller the Purchase Price, subject to adjustment for the prorations as provided herein; (ii) execute the agreements referred to in Sections 9.2.3(iii) and 9.2.4(ii) and the ERISA certificate attached hereto as Exhibit 9.3; and (iii) execute and deliver to Seller a corporation authorization and incumbency certificate in form and substance satisfactory to Seller and SellerOs counsel.

   9.4  (Intentionally Deleted)

   9.5  Insurance

   Seller shall terminate all policies of insurance maintained by the Partnership or the Tenants-In-Common as of noon on the Closing Date and Purchaser shall be responsible for obtaining its own insurance thereafter.

   9.6  Utility Service and Deposits

   Seller shall be entitled to the return of Seller's
Allocable Percentage of any deposit(s) posted by the Partnership or the Tenants-In-Common with any utility company and Seller shall notify each utility company serving the Property to terminate Seller's accounts of the Partnership or the Tenants-In-Common, effective at noon on the Closing Date.

   9.7  Notice Letters

   Within thirty (30) days after the Closing, Seller shall provide to Purchaser copies of form letters to contractors and utility companies serving the Property and tenants of the Property, advising them of the sale of the TIC Interest to Purchaser.

   9.8  Post-Closing Collections

   Purchaser shall use its best efforts following Closing to collect and promptly remit to Seller Seller's Allocable Percentage of the rents or other amounts due Seller for the period prior to Closing. Purchaser shall apply such rents or other amounts received, first for the account of Purchaser to pay reasonable collection costs and for amounts currently due to Purchaser; second, to Seller for any and all amounts due to Seller for periods prior to Closing; and the balance to be retained by Purchaser. Notwithstanding the foregoing, Seller reserves the right after Closing to proceed against any present or former tenants of the Property for rents, additional charges or other sums due from such tenants attributable to the period prior to the Closing Date.

   9.9  Reporting Requirements

   Purchaser and Seller shall each deposit such other instruments as are reasonably required by Title Company or otherwise required to close the escrow and consummate the purchase and sale of the TIC Interest in accordance with the terms hereof, including, without limitation, an agreement designating Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder, and executed by Seller, Purchaser and Title Company, in the form attached hereto as Exhibit 9.9. Such agreement shall comply with the requirements of Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

10.  Default; Failure of Condition

   10.1    Purchaser Default

   If Purchaser shall become in breach of or default under this Agreement and the breach or default continues beyond the expiration of the cure period, if any, provided in
Section 11.6 hereof, the Deposit shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for Purchaser's indemnity obligations and other obligations set forth in Section 3.1.2 and Purchaser's obligations set forth in Sections 3.8, 5.3 and 11.7 hereof. Seller and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller's removal of the TIC Interest from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture.

                            Purchaser   Seller
                  Initials  /s/ JS /s/ JLD

   10.2    Seller Default

   If Seller shall refuse or fail to convey the TIC
Interest as herein provided for any reason other than (i) a default by Purchaser and the expiration of the cure period, if any, provided under Section 11.6 hereof, (ii) the existence of a pending default (as defined in and contemplated by Section 11.6) of Purchaser, or (iii) any other provision of this Agreement which permits Seller to terminate this Agreement or otherwise relieves Seller of the obligation to convey the TIC Interest, Purchaser shall elect as its sole remedy hereunder either to terminate the Agreement and recover the Deposit plus an amount equal to Purchaser's actual out-of-pocket costs in conducting its due diligence investigations hereunder, not to exceed the sum of Fifty Thousand Dollars ($50,000), or to enforce the Seller's obligations to convey the TIC Interest, provided that no such action in specific performance shall seek to require the Seller to do any of the following: (a) change the condition of the Property or restore the same after any fire or other casualty; (b) subject to Section 10.3, below, expend money or post a bond to remove a title encumbrance or defect or correct any matter shown on a survey of the Property; or (c) secure any permit, approval, or consent with respect to the Property or Seller's conveyance of the Tic Interest.

                            Purchaser   Seller
                  Initials  /s/ JS /s/ JLD

   10.3    Failure of Condition

   If prior to Closing Seller discloses to Purchaser or Purchaser discovers that (i) title to the TIC Interest is subject to defects, limitations or encumbrances other than Permitted Encumbrances, or (ii) any representation or warranty of Seller contained in this Agreement is or, as of the Closing Date, will be untrue, then Purchaser shall promptly give Seller written notice of its objection thereto. In such event, Seller may elect to postpone the Closing for thirty (30) days and attempt to cure such objection, provided that Purchaser may not object to the state of title of the TIC Interest on the basis of matters set out in Section 3.4 above. The parties acknowledge and agree that Seller shall have no obligation to cure any objection. If Purchaser fails to waive the objection within ten (10) days after notice from Seller that Seller will not cure the objection, this Agreement will terminate automatically and Seller shall promptly direct the Title Company to return the Deposit to Purchaser, provided that Purchaser shall not be in default hereunder, and neither party shall have any liability to the other except for PurchaserOs Indemnity Obligations and other obligations set forth in SectionE3.1.2 and PurchaserOs obligations set forth in Sections 3.8, 5.3 and 11.7 hereof. For the purposes of this Agreement, any title defect, limitation or encumbrance other than a Permitted Encumbrance shall be deemed cured if a title company reasonably acceptable to Purchaser and authorized to do business in the State of California will agree to issue an owner's title insurance policy to Purchaser for the Purchase Price, which policy takes no exception for such defect, limitation or encumbrance and is issued for no additional premium or for an additional premium if Seller agrees to pay such additional premium upon Closing.

11.  Miscellaneous

   11.1    Entire Agreement

   This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

   11.2    Severability

   If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

   11.3    Applicable Law

   This Agreement shall be construed and enforced in accordance with the laws of the State of California.

   11.4    Assignability

   Purchaser may not assign this Agreement without first obtaining Seller's written consent; provided, however, that Purchaser shall be entitled to assign this Agreement at any time without Seller's consent to a partnership or limited liability company in which Purchaser or a partnership or limited liability company controlled by Purchaser is the managing general partner or manager, as appropriate; and, provided further, that Purchaser shall be entitled to freely assign this Agreement without Seller's consent after the Approval Date and the delivery of the Additional Deposit to Title Company. Any assignment in contravention of this provision shall be void. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any permitted assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

   11.5    Successors Bound

   Subject to Section 11.4 above, this Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their successors and permitted assigns.

   11.6    Breach

   Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except as otherwise provided in this Agreement, the complying party shall have the option to cancel this Agreement upon ten (10) days written notice to the other party of the alleged breach and failure by such other party to cure such breach within such ten (10) day period. The non-defaulting party shall promptly notify the defaulting party in writing of any alleged default upon obtaining knowledge thereof. The Closing Date shall be extended to the extent necessary to afford the defaulting party the full ten-day period within which to cure such default; provided, however, that the failure or refusal by a party to perform on the scheduled Closing Date (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice; and provided further, that if the Closing Date shall have been once extended as a result of default by a party, such party shall be not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this SectionE11.6, a OPending DefaultO shall be a default for which (i) written notice was given by the non-defaulting party, and (ii) the cure period extends beyond the scheduled Closing Date.

   11.7    No Public Disclosure

   Purchaser shall make no public disclosure of the terms of this transaction without the prior written consent of Seller, except that Purchaser may discuss the transaction in confidence with Purchaser's advisors, consultants, partners and lenders and with the Leasing Broker.

   11.8    Captions

   The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of it provisions.

   11.9    Attorneys' Fees

   If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneysO fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

   11.10   No Partnership

   Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

   11.11   Time of Essence

   Time is of the essence in this Agreement.

   11.12   Counterparts

   This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

   11.13   Recordation

   Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

   11.14   Proper Execution

   The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and the Initial Deposit shall have been received by the Title Company and a counterpart thereof shall have been delivered to Purchaser.

   11.15   Tax Protest

   If as a result of any tax protest or otherwise any refund or reduction of any real property or other tax or assessment relating to the Property during the period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain
Seller's Allocable Percentage of such refund or the benefit of such reduction, less equitable prorated costs of collection.

   11.16   No Merger

   The obligations contained herein shall not merge with the transfer of title to the TIC Interest but shall remain in effect until fulfilled.

   11.17   Actual Knowledge

   Whenever a representation or warranty is made in this Agreement on the basis of the actual knowledge of Seller, such representation and warranty is made with the exclusion of any facts disclosed to or otherwise known by Purchaser, and is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge on the date that such representation or warranty is made, without inquiry or investigation or duty, of Jerry L. Davidson ("Davidson"), the officer of O'Connor Realty Advisors, Inc. with day to day responsibility for the operation of the Property, without attribution to Davidson of facts and matters otherwise within the personal knowledge of any other officers or employees of Seller or third parties, including but not limited to tenants and the property manager of the Property.

   11.18   Survival and Limitation of Representations and Warranties

    The representations and warranties set forth in
Section 5.1 shall survive the Closing but written notification of any claim arising therefrom must be received by Seller within nine (9) months of the Closing Date or such claim shall be forever barred and Seller shall have no liability with respect thereto.

   11.19   Limited Liability

   The obligations of Seller are intended to be binding only on the TIC Interest prior to Closing and on the proceeds of the sale of the TIC Interest after the Closing, and shall not be personally binding upon, nor shall any resort be had to, Seller or the private properties of any of its partners, trustees, officers, directors or shareholders (except for private properties acquired after the Closing with the proceeds of the sale of the TIC Interest).

   11.20   Execution of HPP Agreement

   Promptly after the execution of this Agreement, Purchaser shall attempt to negotiate the terms of a purchase and sale agreement with HPP (the "HPP Agreement") pursuant to which Purchaser shall acquire the tenancy-in-common interest of HPP in the Property. If for any reason Purchaser and HPP fail to enter into the HPP Agreement on or before December 1, 1996, then Seller and Purchaser shall each have the right to terminate this Agreement by written notice to the other party, which notice shall be given, if at all, not later than December 5, 1996.

   11.21   Time to Execute and Deliver

   This Agreement shall be void if one fully executed copy is not received by Seller on or before 5:00 p.m. California time on November 20, 1996. Seller will accept an executed signature page transmitted by facsimile within the time period set forth above; provided that this Agreement will be void unless Seller receives one fully executed original within one business day thereafter.

   In Witness Whereof, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

Seller:                  Haptel, Inc.,
                         a Delaware corporation
                         By:  /s/ Jerry L. Davidson
                         Name:  Jerry L. Davidson
                         Title:  Vice President


Purchaser:               Fidelity Partners, Inc.
                         a California corporation
                         By:  /s/ Joseph L. Sherman
                                Joseph Sherman
                                President

The Company hereby agrees to furnish supplementally the omitted exhibits and schedules to the Commission upon request.